EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

BETWEEN

BEAN DREDGING L.L.C.

AND

GREAT LAKES DREDGE & DOCK COMPANY, LLC

April 10, 2007

-i-

ARTICLE IX	CONDITIONS TO CLOSING APPLICABLE TO BUYER	26
9.01	No Termination	26
9.02	Bring-Down of Seller Warranties	26
9.03	Changes from the Vessel Reports	27
9.04	Document Delivery	27

ARTICLE X	CONDITIONS TO CLOSING APPLICABLE TO SELLER	27
10.01	No Termination	27
10.02	Bring-Down of Buyer Warranties	27
10.03	Document Delivery	28

ARTICLE XI	TERMINATION	28
11.01	Termination	28

ARTICLE XII	EMPLOYEES	29
12.01	Seller’s Retained Employee Liability	29
12.02	Assumed Employees	29
12.03	No Third-Party Beneficiary	30

ARTICLE XIII	INDEMNIFICATION AND RELATED MATTERS	30
13.01	Indemnification	30
13.02	Indemnification Notice	32
13.03	Indemnification Procedure	32

ARTICLE XIV	POST-CLOSING	34
14.01	Diligence and Further Assurances	34
14.02	Books and Records	34

ARTICLE XV	NOTICES	34
15.01	Notices	34

ARTICLE XVI	MISCELLANEOUS PROVISIONS	35
16.01	Cost and Expenses	35
16.02	Counterparts	36
16.03	Headings	36
16.04	Entire Agreement	36
16.05	Amendment, Assignment	36
16.06	Press Releases	36
16.07	Binding Agreement; No Third Party Rights	37
16.08	Time is of the Essence	37
16.09	Governing Law and Jurisdiction and Consent to Service	37
16.10	Waiver	37
16.11	Severability	38
16.12	Strict Performance	38
16.13	Agreement Preparation	38

-ii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of the 10th day of April, 2007 between BEAN DREDGING L.L.C., a Louisiana limited liability company (“Seller”), and GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company (“Buyer”) who agree as follows:

ARTICLE I
DEFINITIONS

1.01         Definitions.  The following words have the following meanings when used in this Agreement:

“Bill of Sale” means the various bills of sale to be signed and delivered on the Closing Date and to be in the form and contain all the terms and conditions as shown in Exhibits A-1 and A-2.

“CERCLA” is defined in Section 7.01(k)(i) hereof.

“Closing” is defined in Section 6.01(a) hereof.

“Closing Date” is defined in Section 6.01(a) hereof.

“Damages” is defined in Section 13.01(a) hereof.

“Delay Damages” is defined in Section 6.01(a) hereof.

“Deposit” is defined in Section 1.03(a) hereof.

“Designated Employees” means those certain employees of Seller (or its affiliates) who work on the Vessel identified in writing by Buyer to Seller as those employees Buyer intends to offer to employ in the operation of the Property.

“Drop Dead Date” is defined in Section 11.01(c) hereof.

“Effective Date” is the date of execution of this Agreement.

“Environmental Laws” is defined in Section 7.01(k)(v) hereof.

“Escrow Agent” is defined in Section 1.03(a) hereof.

“Escrow Agreement” is defined in Section 1.03(a) hereof.

“Excluded Items” means the property of Seller described in Exhibit B which shall not be part of the Property sold to Buyer.

“Final Inspection Certificate” is defined in Section 5.03 hereof.

“Governmental Action” is defined in Section 11.01(g).

“Hazardous Materials” is defined in Section 7.01(k)(i) hereof.

“Indemnified Party” is defined in Section 13.02 hereof.

“Indemnifying Party” is defined in Section 13.02 hereof.

“Insurance Agreement” is defined in Section 6.05 hereof.

“Inventories” means those spare parts, manuals, blue prints, supplies, tools, stores, lubricants, potable water and fuel aboard the Vessel at the time of delivery.

“Lien” shall mean any mortgage, lien charge, restriction, pledge, security interests, option, lease or sublease, claim, right of any third party, encumbrance or other charges or rights of others of any kind or nature.

“Lien Release Documents” is defined in Section 2.03(b) hereof.

“Miscellaneous Property” means the items of equipment described in Exhibit C.

“Non-Assumed Obligations” is defined in Section 2.05 hereof.

“Notice of Claim” is defined in Section 13.02 hereof.

“PCBs” is defined in Section 7.01(k)(i) hereof.

“Person” means an individual, corporation, partnership, trust, limited liability company, association, joint venture, government (or an agency or political subdivision thereof) or other entity of any kind.

“Property” means the Vessel, the Spare Parts, the Miscellaneous Property, the Inventories and the Related Property.

“Purchase Price” means Twenty Five Million Five Hundred Thousand Dollars ($25,500,000.00), plus the Delay Damages, if any, as provided in Section 6.01(a).

“Related Property” means (a) to the extent transferable by Seller, all of Seller’s rights under warranties, guarantees and the like, if any, of manufacturers, suppliers or other third parties which pertain to any of the rest of the Property, (b) the records, maintenance records, itemization of spare parts, data and other written information, if any, related to any of the rest of the Property, including, without limitation, any and all plans, drawings (including as built and proposed) engineering calculations, regulatory correspondence and documentation, vendor information, drawings and correspondence, and (c) to the extent transferable by Seller, all governmental and other licenses, certificates and permits related to the use and operation of any of the rest of the Property that are currently in force or issued in the name of Seller and which Buyer elects to maintain in connection with Buyer’s operations.

“Spare Parts” means the various equipment, inventory and other items described in Exhibit D.

“Substances” is defined in Section 7.01(k)(i) hereof.

“Target Date” is defined in Section 6.01(a) hereof.

“Third Party Action” is defined in Section 11.01(g).

“Transaction Documents” means this Agreement and all documents, instruments and agreements executed and delivered in connection with this Agreement.

“Vessel” means that vessel described in Exhibit E, together with such Vessel’s engines, machinery, masts, spars, boats, anchors, cables, chains, rigging tackle, fittings, tools,

pumps, pumping equipment, gear, apparel, furniture, furnishing, outfit, appliances, equipment, spares or replacement parts, and all other appurtenances thereto appertaining or belonging.

“Vessel Reports” is defined in Section 5.01 hereof.

1.02         Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender, (ii) words using the singular or plural number shall also include the plural or singular number, respectively, and (iii) references to “hereof,” “herein,” “hereby” and similar terms shall refer to the entire Agreement.

1.03         Deposit.

(a)           On the Effective Date, (i) Buyer and Seller shall enter into an escrow agreement in the form of Exhibit F and made a part hereof (the “Escrow Agreement”) with LaSalle Bank National Association, as escrow agent (the “Escrow Agent”); and (ii) Purchaser shall deliver to the Escrow Agent $2,550,000.00 as a good faith deposit (the “Deposit”).

(b)           In the event after Buyer deposits the Deposit, the purchase and sale contemplated by this Agreement is terminated (i) by Buyer pursuant to either Section 11.01(b) or (c) because the conditions set forth in Article IX are not capable of being satisfied by the Drop Dead Date; (ii) by Buyer pursuant to Section 11.01(d); (iii) by either Buyer or Seller pursuant to either Section 11.01(e) or Section 11.01(f) hereof; or (iv) by either Buyer or Seller pursuant to Section 11.01(g) hereof resulting from a Governmental Action or a Third Party Action which relates to the ownership or operation of the Property by Seller or its affiliates or which might result in a Lien on the Property, then Buyer shall be entitled to the Deposit, and the Escrow Agent shall promptly deliver the Deposit to Buyer.  Except in the case the Agreement is terminated by either Buyer or Seller pursuant to Section 11.01(e), Section 11.01(f) or Section 11.01(g) hereof, the delivery of the Deposit to Buyer pursuant to this Section 1.03(b) shall not in any way limit any legal recourse for damages, excluding any incidental or consequential damages, specific performance or any other rights or remedies available to Buyer resulting therefrom.

(c)           In the event the Agreement is terminated after Buyer deposits the Deposit for any reason other than as set forth in Section 1.03(b), then Seller shall be entitled to the delivery of the Deposit and the Escrow Agent shall promptly deliver the Deposit to Seller.  The delivery of the Deposit to Seller pursuant to this Section 1.03(c) and the payment of Delay Damages, if any, pursuant to Section 6.01(c) shall constitute liquidated damages and shall be paid in lieu of any additional legal recourse for any damages, specific performance or any other rights or remedies available to Seller resulting therefrom.

(d)           Buyer and Seller covenant and agree to furnish and deliver the appropriate instructions to the Escrow Agent as required by Sections 1.03(b) and (c) of this Agreement and the terms of the Escrow Agreement.

(e)           At the Closing, the Deposit shall be returned to Buyer unless Buyer gives written direction to the Escrow Agent to deliver the Deposit to Seller as partial payment of the Purchase Price.

ARTICLE II
PURCHASE AND SALE OF PROPERTY

2.01         Purchase and Sale of Property.  In consideration of the Purchase Price and upon and subject to the terms, provisions and conditions hereinafter set forth, Seller agrees to assign, sell and convey to Buyer free and clear of any Liens and Buyer agrees to purchase and accept from Seller at the Closing on the Closing Date all of the rights, title and interests of Seller in and to the Property.  The Excluded Items do not form a part of the Property.

2.02         Payment of Purchase Price.  Subject to Section 2.03 hereof, the Purchase Price, less the Deposit if previously paid to Seller pursuant to Section 1.03(e), plus the Delay Damages, if any, shall be paid by Buyer to Seller on the Closing Date by wire transfer of immediately available funds for credit to Seller to an account designated by Seller in a letter of direction to be delivered to Buyer prior to the Closing under Section 2.03(c).

2.03         Current Liens.

(a)           Attached hereto as Exhibit G are the Liens currently against the Property.

(b)           At least one (1) day prior to Closing, Seller shall cause each Lien holder to deliver to Seller’s counsel, (i) pay-off letters as of the Closing; and (ii) executed mortgage releases, Lien releases, termination statements and other appropriate documents to release or terminate the Liens, all of which shall have been approved as to form and sufficiency by Buyer, (collectively, “Lien Release Documents”).

(c)           At the Closing on the Closing Date, Seller shall furnish Buyer with a written letter of direction for the payment of the Purchase Price which shall include instructions to directly pay the Lien holders the amounts due pursuant to the pay-off letters previously delivered.

(d)           If Seller’s lenders object to the procedure set forth in Section 2.03(b) hereof, the Buyer agrees to change the procedure to one satisfactory to the lenders; provided, Buyer receives the Lien Release Documents simultaneously with payment of the Purchase Price.

2.04         Non-Assumed Obligations.  Except as provided in Section 6.01(c), Buyer shall not assume or pay and Seller shall continue to be responsible for any debt, obligation or liability, of any kind or nature (fixed or contingent, known or unknown) of Seller whether or not relating to the Property (“Non-Assumed Obligations”).  Buyer is not and shall not be deemed a successor of Seller.  Without limiting the generality of the foregoing, Buyer shall not assume any Non-Assumed Obligations of Seller, which shall include without limitation, the following debts, obligations or liabilities:

(a)           any liability of Seller for any federal, state, local or foreign taxes whether or not relating to the Property;

(b)           any claim, action, suit or proceeding, whether known or unknown, and whether pending as of the Closing Date or arising thereafter, resulting from the ownership or operation of any of the Property by Seller or any of its employees, agents, subcontractors or affiliates prior to the Closing Date, including, without limitation, any maritime torts;

(c)           any liabilities or obligations of Seller to any of its employees, former employees, agents or benefited third party, whether under an employment contract or otherwise;

(d)           any liabilities or obligations arising out of, resulting from or relating to any collective bargaining agreement to which Seller or any of its affiliates is or was a party, or any breach thereof by Seller or any of its affiliates;

(e)           any liabilities or obligations of Seller or any of its affiliates to any of its employees or former employees for any amounts due under any policy, plan, procedure, or other commitment of Seller or any of its affiliates, either written or oral, or implied, including but not limited to obligations for the payment of severance pay, holiday pay, sick pay, educational allowances, workmen’s compensation, health and welfare benefits, and/or any retroactive salary or wage increases;

(f)            any obligations by Seller or any of its affiliates for any amounts due to employees for failure to comply with the overtime pay requirements of the Fair Labor Standards Act or any penalties assessed as a result of such failure;

(g)           any liability of Seller or any of its affiliates for any other payment which may be due to Seller’s employees from Seller or any of its affiliates by reason of their discharge, layoff or other separation of employment with Seller; and

(h)           any liabilities or obligations arising from claims, proceedings or causes of action resulting from property damage or personal injuries (including death) caused by Seller or services rendered by Seller.

ARTICLE III
DELIVERY

3.01         Delivery of the Property.  On the Closing Date, Buyer shall take possession of the Property.  Seller agrees to cooperate with Buyer in making any necessary arrangements, as Buyer reasonably requests, to allow Buyer, at Buyer’s risk and expense, to keep the Property located or docked, as the case may be, wherever such Property was located or docked prior to the Closing Date for such reasonable period of time to allow the removal thereof by Buyer.  On the Closing Date, Buyer shall cause its employees to be stationed on board the Vessel and Seller shall cause all of its employees and agents to be removed from the Vessel and other Property, excluding the Designated Employees.

3.02         Risk of Loss.

(a)           Until the Closing, the Property shall be at the sole risk and loss of Seller.  Upon the Closing, title and all risk of loss shall transfer to Buyer.  Seller shall keep the Property insured against loss or damage in accordance with its existing insurance coverage until the Closing.  If before the Closing any loss or other casualty or any governmental taking affects some or all of the Property, Buyer, at its sole option, may elect any of the following options:

(i)            if prior to Closing, the Property can be repaired, replaced or restored to the condition the Property was in prior to the loss or casualty, the Closing shall be deferred for a reasonable time (in no event longer than the Drop Dead Date) so that Seller may repair, replace or restore the Property to the condition it was in prior to the loss or casualty;

(ii)           if prior to Closing, the Property can be repaired, replaced or restored to the condition the Property was in prior to the loss or casualty, the Closing shall proceed and all condemnation or insurance proceeds paid or to be paid as a result of the loss to such Property shall be used to pay expenses of repairing, replacing, and restoring the loss and any remaining condemnation or insurance proceeds shall be remitted to Seller;

(iii)          subject to Section 3.02(b) hereof, if before Closing such loss or taking cannot be totally repaired, replaced or restored to the condition the Property was in prior to the loss or casualty, or there is a taking by a governmental authority Buyer may (by written notice to Seller within five (5) days after receipt of notice from Seller of such loss, casualty or taking) chose to exclude the Property which has been so damaged, destroyed or taken and receive a credit against the Purchase Price in the amount reflected in Exhibit H for such Property, or if its not listed in Exhibit H then the Purchase Price shall be reduced by the fair market value of such Property as determined by a mutually acceptable appraiser; or

(b)           If prior to Closing, the Vessel suffers a loss or casualty such that it is determined to be either (i) a total loss for insurance purposes or (ii) the loss or casualty is such that the Vessel would not be operational prior to the Drop Dead Date, then either Buyer or Seller may terminate this Agreement.

3.03         Conduct of Business.  Prior to the Closing, except as otherwise approved by Buyer in writing, Seller shall operate the Property and its businesses which are presently conducted with the Property in the ordinary course thereof consistent with past practice (including, without limitation, capital expenditures, the acquisition of parts and inventory, keeping of all of the Property in good working order and repair, and replacing any Property which shall be worn out, lost, stolen, damaged or destroyed) and in such a manner that Seller may continue to perform its obligations under the existing contracts and as may be required by any applicable law.  Seller shall give Buyer prompt written notice of any and all material adverse changes in the condition or operation of any of the Property.

3.04         Negative Covenants.  During the period from the Effective Date of this Agreement to the Closing Date, Seller shall not, without Buyer’s prior written consent:

(a)           Sell, lease, mortgage, pledge or otherwise dispose of or transfer any of the Property, except for inventory sold or otherwise disposed of in the ordinary and regular course of Seller’s business; or

(b)           Enter into or extend any employment agreement with any Designated Employee for a term extending beyond the Closing or increase the compensation of any Designated Employee, or increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any Designated Employee; provided, however, that Seller shall be permitted to make “separation payments” to any of its employees it determines to terminate on or prior to the Closing Date.

3.05         Consents.  Prior to the Closing Date, Seller shall proceed with all reasonable diligence and use its best efforts to obtain the written consent to the consummation of this Agreement from all necessary Persons.

3.06         No Solicitation.  Prior to the Closing or until the termination of this Agreement, Seller shall not, without the prior approval of Buyer, directly or indirectly, solicit, encourage or initiate inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition or purchase of any or any portion of any of the Property, and Seller shall deal exclusively with Buyer with respect to the sale of the Property.

ARTICLE IV
REIMBURSEMENTS

4.01         Closing Reimbursements.  Buyer shall reimburse Seller on the Closing Date for the cost of any fuel and lube which is transferred by Seller to Buyer as part of the Property.  Prior to the Closing, Seller shall prepare and deliver to Buyer a statement for the reimbursement of such fuel and lube costs, which shall be subject to the review and approval of Buyer.

ARTICLE V
INSPECTIONS, DUE DILIGENCE REVIEW

5.01         Initial Inspection.  Prior to the date hereof, Buyer has been granted access to, or provided copies of, the plans, surveys, records, drawings, engineering calculations, correspondence, documentation, reports and other written information relating to the Property identified in Exhibit I (the “Vessel Reports”) and has been given the opportunity to ask questions of the employees of the Seller about the Property.  Buyer has not been granted access to the Property prior to the date hereof.

5.02         Access and Information; Inspections.

(a)           From the Effective Date (but only after announcement by Seller of execution of this Agreement to its employees which Seller shall do within 24 hours after the issuance of Buyer’s press release) until Closing, Seller shall give to Buyer and its representatives reasonable access during normal business hours to the Property, to Seller’s books and records containing technical information relative to the Property and all other relevant documents and information with respect to the Property as representatives of Buyer may from time to time request, all in such manner as to not unduly disrupt Seller’s normal business activities.  Such access may include consultations with the personnel of Seller.  Buyer shall coordinate all of its inspection activities through Seller’s designated representative or his designee.  If the transaction contemplated by this Agreement does not close, Buyer shall promptly return all information and documents provided by Seller.

(b)           During the term of this Agreement Buyer may physically inspect, and cause one or more engineers or other representatives of Buyer to physically inspect, the Property.  Buyer shall make all inspections in good faith and with due diligence.  All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Buyer relating to the inspection of the Property will be solely at Buyer’s expense.  Seller shall cooperate with Buyer in all reasonable respects in making such inspections.

(c)           Seller shall be entitled to have a representative present at the time of making any physical inspection of the Property.  Buyer shall notify Seller not less than one (1) day in advance of making any such inspection.  In making any inspection hereunder, Buyer will treat, and will cause any representative of Buyer to treat, all information obtained by Buyer pursuant to the terms of this Agreement as strictly confidential and shall not disclose any such information except as provided herein.

(d)           All inspection activities are to be at Buyer’s sole cost and risk.  Buyer acknowledges that any information obtained by Buyer during the course of its due diligence shall not constitute any representation or warranty whatsoever, express or implied, by the Seller with respect to the content, completeness or accuracy of the due diligence inspections.

5.03         Final Inspection Certificate.  On April 21, 2007, Buyer shall complete its final inspection of the Property for purposes of determining if the condition set forth in Section 9.03 hereof has been satisfied.  At the Closing, Buyer shall tender to Seller a Final Inspection Certificate in the form of Exhibit J (“Final Inspection Certificate”), setting forth the condition of the Property.  Buyer shall not be entitled to object to the condition of any of the Property should Buyer elect not to conduct a final inspection of such Property.  If as a result of the final inspection the condition set forth in Section 9.03 is not satisfied then either Buyer or Seller may terminate this Agreement pursuant to Section 11.01(f).

ARTICLE VI
CLOSING

6.01         Closing Date.  (a)  The term “Closing” as used herein shall refer to the actual conveyances, transfer, assignment and delivery of the Property to Buyer in exchange for the payment to Seller pursuant to Section 2.02 hereof.  The Closing shall take place at the office specified in Section 6.02 hereof at 10:00 a.m. local time on June 15, 2007 (“Target Date”) provided all of the conditions set forth in Articles IX and X are either satisfied, capable of being satisfied or waived; provided, however, if the conditions set forth in Articles IX and X are not satisfied, capable of being satisfied or waived then the Closing shall be deferred until the next business day following the date on which all of the conditions set forth in Articles IX and X are satisfied, or waived subject to (i) Section 11.01(c) hereof; and (ii) Buyer’s right and option to defer the Closing after the conditions set forth in Article IX are satisfied, capable of being satisfied or waived to any date prior to the Drop Dead Date, provided, further, subject to Section 6.01(c) the Purchase Price shall be increased for each day after the later of the Target Date or the date the conditions set forth in Article IX are satisfied, capable of being satisfied or waived (such date is hereinafter referred to as “Initial Date”); by an amount determined in accordance with the following (“Delay Damages”):

(A)          for each of the first ten (10) days after the Initial Date, $10,000, per day; and
(B)           thereafter, $20,000, per day.

For illustration purposes, if the Initial Date is the Target Date and the Closing occurs on the Drop Dead Date, the Purchase Price shall be increased by $500,000 computed as follows:

Initial 10 days @ $10,000 per day	= $100,000

Next 20 days @ $20,000 per day	= $400,000

Total	= $500,000

The date of the Closing as determined above is herein referred to as the “Closing Date.”

(b)           On the Target Date, Buyer shall notify Seller in writing as to whether the conditions in Article IX are satisfied, capable of being satisfied or waived, or if not satisfied or waived on the Target Date, then Buyer shall notify Seller in writing when the conditions in Article IX are satisfied, capable of being satisfied or waived.

(c)           If the Vessel is performing work pursuant to a contract on and after the Target Date then no Delay Damages shall be due and payable by Buyer for the period of time after the Target Date that the Vessel is working.  If as of the Closing Date the contract remains uncompleted then Buyer agrees to assume the Seller’s obligations under such contract arising after the Closing Date.

(d)           In the event the Closing hereunder does not occur and (i) Seller is entitled to the Deposit under Section 1.03(c) hereof, then Buyer shall also pay to Seller within five (5) days after the date this Agreement is terminated the amount of aggregate Delay Damages which accrued through the date of termination or (ii) Buyer is entitled to the Deposit under Section 1.03(b) hereof, then Buyer shall have no responsibility to pay any Delay Damages to Seller.

6.02         Place of Closing.  The Closing shall occur in the offices of Baldwin Haspel LLC, 2200 Energy Centre, 1100 Poydras Street, New Orleans, Louisiana 70163-2200.

6.03         Delivery by Buyer.  At the Closing on the Closing Date, Buyer shall deliver to Seller:

(a)           The payment of the Purchase Price pursuant to Section 2.02 hereof;

(b)           Certified copies of resolutions of the board of directors of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)           An officer’s certificate duly executed by an authorized officer of Buyer as required by Section 10.02 hereof; and

(d)           Any other documents or instruments required by Seller’s counsel which are reasonably necessary to carry out the purposes of this Agreement.

6.04         Delivery by Seller.  At the Closing on the Closing Date, Seller shall deliver to Buyer:

(a)           A separate Bill of Sale for each portion of the Property that is a vessel documented with the United States Coast Guard, and such other documents and instruments of sale, assignment, conveyance and transfer as Buyer or its counsel may deem necessary or desirable;

(b)           A general Bill of Sale for the remainder of the Property, and such other documents and instruments of sale, assignment, conveyance and transfer as Buyer or its counsel may deem necessary or desirable;

(c)           Evidence satisfactory to Buyer and its counsel that there are no Liens on any of the Property, including the executed Lien Release Documents;

(d)           Certified copies of resolutions of the board of directors of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(e)           An officer’s certificate duly executed by an authorized officer of Seller as required by Section 9.02 hereof;

(f)            All registrations and title documents pertaining to the Property, properly executed;

(g)           For those portions of the Property that are documented vessels under applicable law:  all current Coast Guard Certificates of Documentation on each vessel, a Coast Guard form Bill of Sale for each vessel, current IOPP Certificates for each vessel (where applicable), the most recent American Bureau of Shipping Certificate on each vessel (if any), the latest Coast Guard Certificate of Inspection on each vessel, all other classification certificates, inspection certificates, plans and log books of each vessel;

(h)           The Limited Guaranty of C.F. Bean, L.L.C. in the form attached hereto as Exhibit K; and

(i)            Any additional instruments and documents required by Buyer’s counsel as may be reasonably necessary to carry out the purposes of this Agreement.

6.05         Insurance Agreement.  Simultaneously with the execution of this Agreement, the parties hereto are entering into an insurance agreement (“Insurance Agreement”) with respect to insurance coverages for maritime liens and torts which may attach to the Property.

6.06         Taxes and Fees.  All sales, transfer or other taxes and all documentation and other fees, if any, due as a result of the sale shall be paid by Buyer.

6.07         Cooperation.  Seller and Buyer shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE VII
SELLER’S REPRESENTATIONS AND WARRANTIES

7.01         Seller’s Representations and Warranties.  Seller represents and warrants to Buyer as follows (all representations and warranties shall be made as of the Effective Date and the Closing Date and shall survive the Closing solely to the extent set forth in Section 7.02):

(a)           Authorization.  Seller has full right and power to enter into and perform its obligation under this Agreement and the other Transaction Documents, and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the sale of the

Property and other transactions contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding legal obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b)           Organization.  Seller is a limited liability company duly organized and validly existing under the laws of the State of Louisiana and has full power and authority to enter into and perform this Agreement.  Seller warrants that the officer executing this Agreement or any other Transaction Document on Seller’s behalf is duly and properly authorized and empowered to bind and obligate Seller.  Seller is, and at all times during which it owned the Vessel was, a United States citizen as that term is defined in 46 C.F.R. § 67.03 and in Section 2 of the Shipping Act, 1916, as amended, and all regulations in effect thereunder.

(c)           Consents and Approvals — No Violation.  Neither the execution and delivery of this Agreement by Seller, nor the consummation of the purchase and sale of the Property as contemplated herein, nor any of the transactions contemplated hereby will (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute default (by way of substitution, novation, or otherwise) under the terms of, any contract, mortgage or lease to which Seller is a party or under which any of the Property is bound, (b) result in the creation of any Lien or other adverse interest upon any of the Property or any of Seller’s assets, (c) violate any judgment, order, injunction, decree or award of a court, administrative agency or governmental body against or binding upon Seller or upon any of the Property, (d) conflict with, result in a breach of, or constitute a default under (i) any foreign, federal, state or local law, statute, ordinance, rule or regulation, or (ii) the certificate of formation or the operating agreement of Seller.  No consent or approval of any Person is required in connection with the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents or the sale, assignment and conveyance of the Property to Buyer and the consummation of the transactions contemplated by this Agreement.

(d)           The Vessel.  As of the Effective Date, Seller has good and marketable title to the Vessel free and clear of all Liens except for the Liens set forth in Exhibit G.  As of the Closing Date, upon receipt of the Purchase Price, Seller shall sell, convey and transfer to Buyer good and marketable title to the Vessel free and clear of all Liens.  The Vessel is validly documented under the laws of the United States.

(e)           The Remainder of the Property.  Except for the Liens set forth in Exhibit G, which will be released or terminated prior to the Closing Date, Seller has, and on the Closing Date, will have good and marketable title to and ownership of all of the remainder of the Property (excluding the Vessel) and such Property will as of the Closing not be subject to any Lien.

(f)            Tax Matters and Special Assessments.  Seller has filed all tax returns required to be filed prior to the Closing Date and has paid all taxes and other amounts due in connection therewith such that no Liens will attach to or affect the Property related to the payment or nonpayment by Seller of such federal, state or local taxes or the failure to properly file any such return.  There are no pending or, to the best of Seller’s knowledge, threatened special assessments of any kind on or affecting the Property.

(g)           Actions and Proceedings.  To the best of Seller’s knowledge, there are no current ongoing actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or threatened against, involving or affecting the Property or Seller’s right to own or to sell any of the Property, or any outstanding orders, writs, injunctions or decrees of any court affecting the Property or Seller’s rights to own or to sell any of the Property.  Seller is aware of no pending notices, citations or similar charges; and, to Seller’s knowledge, there are no threatened actions or claims or basis for actions or claims, from any governmental body or third party alleging violation of laws, regulations, permits, orders, removal or remediation orders or obligations, including any that relate to environmental laws, health, safety, or employee matters relating to the Property.

(h)           Brokers.  Neither this Agreement nor the sale of the Property or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing Seller or any of its stockholders as broker, finder, investment banker, financial advisor or in any similar capacity.

(i)            Licenses and Permits.  Exhibit L hereto sets forth a complete and correct list of all licenses, franchises, permits and other governmental authorizations held or owned by Seller relating to the ownership and operation of the Property.  To the best of Seller’s knowledge, all such licenses, franchises, permits and other governmental authorizations are valid and in effect on the Closing Date.

(j)            Compliance with Laws.

(i)            There is no current ongoing strike or request for union representation, or to the best of Seller’s knowledge there is no current ongoing labor trouble, dispute, grievance or controversy pending or threatened against Seller which affects or could affect the Property or the operation of the Property, and Seller does not know of any occurrence or any events which would give rise to any such labor trouble, dispute, controversy, strike or request for representation.

(ii)           To the best of Seller’s knowledge, it does not own or operate, and has not owned or operated the Property, and is not carrying on or conducting, and has not carried on or conducted, its business or affairs relating to the Property in violation of any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process.

(k)           Environmental Matters.

(i)            To the best of Seller’s knowledge, no Hazardous Materials have been used, transported, manufactured, processed, stored, treated or disposed, in or on the Property or are a part of the Property, except as necessary to the operation of the Property and in compliance with Environmental Laws.  Exhibit M lists the Hazardous Materials used, generated, stored or disposed of by Seller in the operation of the Property or which are part of the Property.  For purposes of this Section 7.01(k), the term “Hazardous Material” shall mean (A) all substances, wastes, pollutants, contaminants and materials (“Substances”) regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq (“CERCLA”) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (B) all Substances with respect to which any state, local, territorial or federal governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (C) petroleum and petroleum products and by products including crude oil and any fractions thereof; (D) natural gas, synthetic gas, and any mixtures thereof; and (E) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls (“PCBs”).

(ii)           Except as disclosed on Exhibit N, there are no asbestos containing materials, or PCB containing capacitors, transformers or other equipment on any of the Property.  There has been no release from any PCB containing transformer, capacitor or equipment, other than in compliance with applicable Environmental Laws.

(iii)          Exhibit N identifies and the Seller has provided copies of (A) all environmental audits, assessments, or occupational health studies in the possession of Seller with respect to the Property within the past three (3) years, (B) the results of any asbestos monitoring undertaken with respect to the Property, (C) all citations issued with respect to the within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), and (D) all claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or threatened, or orders issued with respect to the business within the past three years under applicable Environmental Laws, including, without limitation, asbestos claims or litigation.

(iv)          To the best of Seller’s knowledge, Seller with respect to the Property has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and Seller with respect to the Property has been and is currently in compliance with all such permits, licenses and authorizations.

(v)           For purposes of this Section 7.01(k), “Environmental Laws” shall mean any and all laws, statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:  (A) emissions, discharges, spills, releases or threatened releases of Hazardous Materials; (B) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (C) the regulation of storage tanks; or (D) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all State and local counterparts:  CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.

7.02         Survival.  All of Seller’s representations and warranties set forth in this Agreement are true and correct, and shall be true and correct as of the Closing Date; and for a period of two (2) years after the Closing Date, except for the matters in Section 7.01(d), (e) and (h), which shall continue for five (5) years after the Closing Date, Buyer shall have the right to rely upon the accuracy of Seller’s representations and warranties.

7.03         CONDITION OF PROPERTY.  THE BUYER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO THE PROPERTY OR OTHERWISE ARE CONTAINED IN SECTION 7.01 HEREOF.  THE PROPERTY SHALL BE DELIVERED TO AND TAKEN POSSESSION OF BY, BUYER ON AN “AS IS, WHERE IS” BASIS AND THE BILL OF SALE OR OTHER TRANSACTION DOCUMENTS TRANSFERRING TITLE SHALL CONTAIN THE FOLLOWING LANGUAGE:  “SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, MERCHANTABILITY (OTHER THAN AS TO TITLE AS SET FORTH IN SECTION 7.01(D) AND (E)), FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS, DESIGN  OR WORKING ORDER.”

ARTICLE VIII
BUYER’S REPRESENTATIONS AND WARRANTIES

8.01         Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller as follows (all representations and warranties shall be made as of the Effective Date and the Closing Date and shall survive Closing to the extent set forth in Section 8.02):

(a)           Authorization.  Buyer has full right and power to enter into and perform its obligation under this Agreement and the other Transaction Documents, and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the sale of the Property and other transactions contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding legal obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights in general and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b)           Organization.  Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of its state of organization and it has full power and authority to enter into and perform this Agreement.  Buyer warrants that the officer executing this Agreement on Buyer’s behalf is duly and properly authorized and empowered to bind and obligate the Buyer.  Buyer is a United States citizen under the Shipping Laws of the United States, including, without limitation, 46 U.S.C. § 292.

(c)           Consents and Approvals-No Violation.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the purchase and sale of the Property as contemplated herein, nor any of the transactions contemplated hereby will (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute default (by way of substitution, novation, or otherwise) under the terms of, any contract, mortgage or lease to which Buyer is a party or under which any of the Property is bound, (b) result in the creation of any Lien or other adverse interest upon any of the Property or any of Buyer’s assets, (c) violate any judgment, order, injunction, decree or award of a court, administrative agency or governmental body against or binding upon Buyer or upon any of the Property, (d) conflict with, result in a breach of, or constitute a default under (i) any foreign, federal, state or local law, statute, ordinance, rule or regulation, or (ii) the certificate of formation or the operating agreement of Buyer.  No consent or approval of any Person is required in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents or the purchase of the Property.

(d)           Vessel Documentation.  Buyer shall cause all of the Property that is a documented vessel under federal law to be redocumented in its name with the United States Coast Guard within two (2) days of the Closing.

(e)           Brokers.  Neither this Agreement nor the sale of the Property or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing Buyer or any of its stockholders as broker, finder, investment banker, financial advisor or in any similar capacity.

8.02         Survival.  All of Buyer’s representations and warranties set forth in this Agreement shall be true and correct at and as of the Closing Date, and for a period of two (2) years after the Closing Date, except for the matters in Section 8.01(e), which shall continue for five (5) years after the Closing Date, Seller shall have the right to rely on the accuracy of the Buyer’s representations and warranties.

ARTICLE IX
CONDITIONS TO CLOSING APPLICABLE TO BUYER

The obligations of Buyer hereunder (including the obligation of Buyer to close the transactions herein contemplated) are subject to the following conditions precedent:

9.01         No Termination.  Neither Buyer nor Seller shall have terminated this Agreement pursuant to Section 11.01 hereof.

9.02         Bring-Down of Seller Warranties.  The warranties and representations made by the Seller herein to Buyer shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Seller shall have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Buyer shall have received a certificate executed by the President or any Vice President of Seller to the foregoing effect.

9.03         Changes from the Vessel Reports.  The Final Inspection Certificate shall not report any damage, defects or deficiencies with respect to the Vessel and the material machinery and equipment on board the Vessel that is not set forth in the Vessel Reports and that will not be repaired or replaced by Seller prior to the Closing Date, which would (a) render the Vessel not “seaworthy”, non-functional or non-operational for a period extending beyond the Drop Dead Date; and (b) result in an aggregate cost to repair or replace such non-operational items in excess of $3 million.  Nothing contained in this Section 9.03 limits or modifies the rights of Buyer pursuant to (a) Section 3.02 for a loss, casualty or government taking; or (b) Section 3.03 for any damages to the Property.

9.04         Document Delivery.  Buyer shall have received copies of the documents to be delivered pursuant to Section 6.04 hereof.

Buyer shall have the right to waive any of the foregoing conditions precedent.

ARTICLE X
CONDITIONS TO CLOSING APPLICABLE TO SELLER

The obligations of Seller hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

10.01       No Termination.  Neither Buyer nor Seller shall have terminated this Agreement pursuant to Section 11.01 hereof.

10.02       Bring-Down of Buyer Warranties.  All warranties and representations made by Buyer herein to Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Buyer shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Buyer to the foregoing effect.

10.03       Document Delivery.  Seller shall have receive copies of the documents to be delivered pursuant to Section 6.03 hereof.

Seller shall have the right to waive any of the foregoing conditions precedent.

ARTICLE XI
TERMINATION

11.01       Termination.  This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a)           by mutual consent of Buyer and Seller;

(b)           by Buyer or by Seller, if at or before the Closing any conditions set forth herein for the benefit of the Buyer or Seller, respectively, shall not have been timely met or cannot be timely met; provided, the party seeking to terminate is not in breach of or default under this Agreement;

(c)           by Buyer or by the Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before July 15, 2007 (the “Drop Dead Date”), or such later date as may have been agreed upon in writing by the parties hereto; provided, the party seeking to terminate is not in breach or default under this Agreement;

(d)           by Buyer or by Seller if any representation or warranty made herein for the benefit of Buyer or Seller, respectively, or in any certificate, schedule or documents furnished to Seller or Buyer, respectively, pursuant to this Agreement is untrue in any material respect, or Buyer or Seller, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement; provided, the party seeking to terminate is not in breach or default under this Contract;

(e)           by Buyer or Seller pursuant to Section 3.02(b) hereof;

(f)            by Buyer or Seller pursuant to Section 5.03 hereof; or

(g)           by Buyer or Seller if any investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority (“Governmental Action”) or by any other Person (“Third Party Action”) shall be pending on the Closing Date which challenges or is reasonably likely to result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or is reasonably likely to give rise to a claim for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

Except as otherwise provided in this Agreement, any termination pursuant to this Article XI shall not limit or restrict the rights or other remedies of any party hereto.

ARTICLE XII
EMPLOYEES

12.01       Seller’s Retained Employee Liability.  Except as specifically provided for in Section 12.02 hereof, Seller shall retain all liability for, and shall indemnify and hold harmless Buyer from and against, any and all claims and liabilities with respect to all matters relating to employees of Seller, including, but not limited to severance claims, workers’ compensation claims, medical and disability claims, vacation pay, and claims before courts, arbitrators or federal and state agencies.

12.02       Assumed Employees.  On or before June 1, 2007 Seller shall provide to Buyer a list of those employees of Seller (or its affiliates) who are working on the Vessel that Seller intends to terminate on or prior to the Closing Date.  On or before the Closing Date, Buyer shall offer employment (contingent on the Closing of the transactions contemplated hereby) to the Designated Employees upon such terms and conditions as may be acceptable to Buyer, and as to those Designated Employees who accept Buyer’s offer of employment, Buyer shall assume, and indemnify and hold Seller and its affiliates, Bean Meridian, L.L.C. and Bean Stuyvesant, L.L.C., harmless against, any liability or obligation to each and all of the Designated Employees or third parties with respect to any claims and liabilities accruing after their respective date of hire, with respect to the Designated Employees, including, but not limited to, severance claims, workers’ compensation claims, medical and disability claims, vacation pay, and claims before courts, arbitrators or federal or state agencies.

12.03       No Third-Party Beneficiary.  This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any employee or other person shall be a third-party beneficiary of the covenants by either Seller or Buyer contained in this Agreement.

ARTICLE XIII
INDEMNIFICATION AND RELATED MATTERS

13.01       Indemnification.

(a)           By Seller.  Seller hereby agrees to indemnify, defend and hold Buyer, its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any and all loss, liability, claim, damage (excluding incidental or consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i)            any breach or violation of this Agreement by Seller;

(ii)           any misrepresentations, inaccuracy, breach or non-fulfillment of any warranty or representation, agreement or covenant on the part of Seller under the terms of this Agreement or in any Closing document executed by Seller hereunder;

(iii)          any Non-Assumed Obligations; and

(iv)          any Lien (including maritime lien) or other charge or right of others of any kind or nature on any of the Property which existed on or prior to, or which arises out of any facts or circumstances existing prior to, the conveyance of the Property to Buyer, whether accrued, absolute, fixed, contingent, known, or unknown or otherwise.

Buyer’s sole remedy for any breach by Seller of its representations and warranties or obligations under this Agreement shall be under this Article XIII.  Seller’s maximum liability to Buyer arising from its indemnification obligations pursuant to this Article XIII shall be limited to the Purchase Price, except for fraud or criminal conduct.  In computing the amount of any indemnification claim, the amount of each claim shall be deemed to be an amount net of any insurance proceeds actually recovered by Buyer from any third Person.

(b)           By Buyer.  Buyer hereby agrees to indemnify, defend and hold Seller, its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all Damages, arising, directly or indirectly, from or in connection with:

(i)            any breach or violation of this Agreement by Buyer;

(ii)           any misrepresentations, inaccuracy, breach or non-fulfillment of any warranty or representation, agreement or covenant on the part of Buyer under the terms of this Agreement or in any Closing documents executed by Buyer hereunder; and

(iii)          the operation of the Property after the Closing Date.

Seller’s sole remedy for any breach by Buyer or Buyer’s representations and warranties or obligations under this Agreement shall be under this Article XIII.

13.02       Indemnification Notice.  Promptly upon obtaining knowledge of any claim, event, statements of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Article XIII (an “Indemnified Party”) shall give written notice of such claim or demand (“Notice of Claim”) to the party from which indemnification is sought (an “Indemnifying Party”), with a copy to the guarantor of this Agreement, setting forth the amount of the claim.  The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

13.03       Indemnification Procedure.

(a)           If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 13.02 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the Date of the Notice of Claim (as that term is hereinafter defined) to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party.  If the

Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense.  If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (i) the Indemnifying Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) the Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article XIII.

(b)           Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligation hereunder in cash within thirty (30) days after the Date of Notice of Claim.

(c)           The term “Date of the Notice of Claim” as used in this Article XIII shall mean the date the Notice of Claim is deemed delivered pursuant to Section 15.01 hereof.

ARTICLE XIV
POST-CLOSING

14.01       Diligence and Further Assurances.  The parties hereto shall proceed with reasonable diligence and take all such action as may be required to consummate the transactions provided for in this Agreement.  Following the Closing, Seller and Buyer shall execute and deliver such documents and take such other actions as shall be reasonably requested by the other party to carry out the transactions contemplated in this Agreement.

14.02       Books and Records.  Each party shall preserve and maintain for one (1) year after Closing the records in its possession relating to the Property, and shall provide reasonable access to the other party for any legitimate purpose.  Each party shall cooperate fully with the other and its counsel in the defense of any claim by a third party relating to the Property, including access to employees, books and records of the Seller as either party may reasonably request, and to the extent available.  Seller shall deliver the original log books of the Vessel to Buyer, but Seller shall have the right to make copies of any necessary information therefrom.

ARTICLE XV
NOTICES

15.01       Notices.  All notices and other communications provided for in this Agreement shall be in writing and deemed given only when (a) personally delivered, (b) given by telegram with written confirmation copy following, (c) delivered to a national overnight courier service, (d) transmitted by telephone facsimile communication device with a copy sent by U.S. mail postage prepaid, or (e) mailed postage prepaid to the parties at the addresses set forth below.  Either party may, from time to time, by notices herein provided, designate a different address or facsimile telephone number to which notices to it shall be sent.  Notice shall be deemed effective (a) upon delivery, if personally delivered, (b) upon transmission, if by telegram, (c) upon one (1) business day following deposit with a national overnight courier service, fee prepaid, (d) upon transmission, if by telephone facsimile communication device with receipt confirmed, or (e) upon five (5) business days following deposit in the United States Mail, certificated or registered mail, return receipt requested.  Addresses and facsimile numbers for notices to the parties are as follows:

If to the Seller to:	BEAN DREDGING L.L.C. 1055 St. Charles Avenue, Suite 500 New Orleans, Louisiana 70130-3942 Facsimile: 504-586-8607 Attention: James W. Bean

With copy to:	Baldwin Haspel LLC 2200 Energy Centre 1100 Poydras Street New Orleans, Louisiana 70163-2200 Facsimile: 504-585-7751 Attention: Jerome J. Reso, Jr.

If to Buyer to:	Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, Illinois 60523-1930 Facsimile: 630-574-3007 Attention: Douglas B. Mackie

With copy to:	Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 Facsimile: 312-558-5700 Attention: Joseph A. Walsh, Jr.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.01       Cost and Expenses.  Seller shall pay the cost of any recording fee for the release or termination of all Liens not assumed by Buyer.  Otherwise, each party shall pay its own expenses incurred in connection with the negotiation, execution and Closing of this Agreement and the transactions contemplated hereby.

16.02       Counterparts.  This Agreement may be executed in one or more counter parts and shall be effective when one or more counterparts have been signed by each of the parties.

16.03       Headings.  The section and other headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.04       Entire Agreement.  This Agreement and all exhibits between the parties, the Insurance Agreement and the Escrow Agreement, represent the entire agreement between the parties and supersede and cancel any prior oral or written agreements, letters of intent or understandings related to the substance of this Agreement.

16.05       Amendment, Assignment.  This Agreement cannot be modified or amended except by writing executed by both parties and the written consent of any guarantor of the Agreement.  Neither of the parties to this Agreement may assign any of its rights or obligations hereunder to any Person without the prior consent of the other party, provided, however, that Buyer may assign its rights and obligations hereunder to any other Person so long as Buyer guarantees the continuing obligations of such assignee hereunder, in form and substance reasonably satisfactory to Seller.  Buyer may give its assignee a copy of this Agreement, including exhibits.

16.06       Press Releases.  No press releases or other public announcements with respect to the transactions contemplated by this Agreement, shall be made prior to the Closing without the joint approval of Seller and Buyer, except as Buyer may be required by U.S. securities laws.

16.07       Binding Agreement; No Third Party Rights.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement is being entered into solely for the benefit of the parties hereto and the parties hereto do not intend that any other Person shall be a third-party beneficiary of any covenants or agreements contained in this Agreement.

16.08       Time is of the Essence.  Time is of the essence in the performance of all the terms and provisions of this Agreement.

16.09       Governing Law and Jurisdiction and Consent to Service.

(a)           This Agreement shall be governed and construed in accordance with the General Maritime Law of the United States and the internal laws of the State of New York (without regard to its choice of law principles).

(b)           Each of Seller and Buyer (i) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of the State of New York; (ii) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

16.10       Waiver.  Seller and Buyer, or either of them, may waive in writing any breach of the terms and conditions of this Agreement by the other party, but no such waiver shall constitute a continuing waiver of similar or other breaches of terms and conditions hereof.  All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.

16.11       Severability.  If any of the terms and conditions hereof shall for any reason be held to be legally invalid or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof shall thereafter be construed as if such invalid, illegal, or unenforceable terms and conditions had never been contained herein.

16.12       Strict Performance.  The failure of Seller or Buyer to insist upon strict performance of the terms, covenants, agreements and conditions herein contained, or any of them shall not constitute or be construed as a waiver or relinquishment of the Seller’s or Buyer’s rights to thereafter enforce such term, covenants or condition, but the same shall continue in full force and effect.

16.13       Agreement Preparation.  The parties acknowledge that each party, and its counsel, have reviewed and revised this Agreement, and the parties agree that the rule of interpretation of contracts, as set forth in Louisiana Civil Code Article 2056, to the effect that any doubt concerning a provision in a contract is to be resolved against the drafting party or party who furnished its text, shall not be employed in the interpretation of this Agreement or any amendments or Exhibits.

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the Effective Date.

SELLER:

BEAN DREDGING L.L.C.

By: /s/ James W. Bean, Jr.
Name: James W. Bean, Jr.
Title: President

BUYER:

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By: Douglas B. Mackie
Name: Douglas B. Mackie
Title: President and Chief Executive Officer